SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRIOT SCIENTIFIC CORPORATION

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April 9, 2007

Dear Patriot Scientific Corporation Stockholders:

On behalf of the Board of Directors and management of Patriot Scientific Corporation, I am pleased to extend a personal invitation for you to attend the annual meeting of the stockholders of Patriot Scientific Corporation to be held from 10:00 a.m. to noon on April 27, 2007, at the La Costa Resort and Spa in Carlsbad, California. A light buffet luncheon will be provided after the meeting.

Looking Back at 2006. The following is a summary of significant activities and developments involving Patriot Scientific Corporation during calendar year 2006, including some recent events of interest.

Share Price. 677%! That’s the dramatic increase in the price of Patriot Scientific Corporation shares in calendar year 2006, as highlighted in a recent article in the San Diego Business Journal singling out our stock price performance as the leader among San Diego companies in our market cap category. The closing price on January 3, 2006 was $0.09 per share, and on December 29, 2006, our stock closed at $0.61 per share. The market price for Patriot Scientific Corporation shares experienced some exciting ups and perplexing downs during the year, but overall it was an impressive increase. One of the principal goals of our business plan is to get our stock listed on a national exchange as soon as possible, although that remains dependent on our share price moving to a significantly higher plateau.

Patent Portfolio Licenses. Twelve new licenses were signed during the period from January through December 2006. They were a result of the joint venture that Patriot Scientific Corporation entered into with The TPL Group in June 2005 to commercialize the jointly owned patent portfolio. Licensees included leading electronics manufacturers with such well-known names as HP, Fujitsu, Casio, Sony, Seiko Epson, Nikon, Pentax, Olympus, Kenwood, Agilent, Lexmark, and Schneider Electric. By the end of the year, over 400 companies had been placed on written notice that they were likely infringers on one or more patents in the portfolio. Each of those companies is a candidate for licensing, and over 200 of them have already engaged in further communications with the licensing team.

In the month of February 2007 we were pleased to announce that two more names were added to the roster, as licenses were purchased by NEC Corporation and by Funai Electric Co., Ltd.

Commercialization of the portfolio is being exclusively handled by The TPL Group through Alliacense, their licensing enterprise. Alliacense has continued to expand its activities on behalf of the patent portfolio during the past year while adding to its team of licensing professionals as well as technical and support personnel. The growing worldwide pipeline of licensing candidates that are in various stages of dialogues with the Alliacense team includes the names of many well-known global manufacturing companies and product brands.

All fees from new licensees are paid directly to Phoenix Digital Solutions (“PDS”), the joint venture entity owned 50% by Patriot Scientific Corporation and 50% by The TPL Group. PDS collected over $108 million in total license fees for licenses signed in 2006. After allocation for expenses, the distributive share received by Patriot Scientific from PDS was over $48 million. Although most of the companies that have signed license agreements so far have qualified for discounted license fees for being early movers in their market segments, Alliacense has stated that future licensees in segments where early tiers have been captured are subject to progressively higher royalty rates.

Dividends. In the spring of 2006, Patriot Scientific Corporation caught the attention of the investment community when our Board of Directors took dramatic action for a company of our size. Patriot Scientific Corporation paid two cash dividends within a period of approximately 6 weeks in a move to reward loyal stockholders. Prior to that time, it was practically unheard of for a microcap company to pay dividends. The Board of Directors later announced that capital subsequently accumulated from license fee distributions might be put to one or more alternative uses based upon financial considerations. While leaving open the possibility of paying future dividends, the Board of Directors indicated Patriot Scientific Corporation would also consider alternatives that could include investing in acquisitions or joint ventures intended to create revenue that would be in addition to the revenue that flows from licensing.

On February 22, 2007 we were pleased to announce that the Board of Directors repeated its precedent-setting action of a year ago and declared a dividend of $0.02 per share for qualifying stockholders and warrant holders as of March 6, 2007. The dividend is to be paid April 9, 2007. Our Board of Directors also announced that it has adopted a policy of paying a dividend every six months, subject each time to a determination by the Board that payment of a dividend would then be reasonable and prudent in light of the financial condition of the Company, other possible applications of the Company’s available resources, and relevant business considerations.

Board Members. In February 2006, Jim Turley became a member of the Patriot Scientific Corporation Board of Directors and was named chairman of the Technology Committee of the Board. Mr. Turley is a recognized analyst, writer and consultant on intellectual property and microprocessor technology. He was reelected to the Board of Directors at the annual meeting last April along with Dr. Helmut Falk, Gloria Felcyn, CPA, Attorney Carlton Johnson, Jr., and me. The Board of Directors is currently seeking to fill an available board seat by adding someone having significant investment banking credentials.

Financial Statements. In September 2006, we learned that we were among several hundred companies that needed to file restated financial information covering a period of several years. The reason related to increased emphasis by the SEC on compliance with guidance the agency had issued in years past, but which had received little attention from either the agency or many accountants and auditors. It required going back over the applicable years to calculate reallocations of debt and equity for each financial reporting period, based on repricing terms found in convertible debentures.

The result was that, although the restatements did not result in any material changes to the financial position of our company, those circumstances beyond our control forced us to delay the filing of our annual report on Form 10-K. We had retired the last of our convertible debentures in March 2006, but nevertheless we had to comply with the applicable SEC accounting regulations and restated our financials for each of the fiscal years since 2002 that such debt instruments had existed.

Our books and records for fiscal years prior to 2006 had been audited by our previous independent accountants, but in the restatement process, our records for each of the fiscal years 2002 through 2006 were re-audited by our current independent accountants who were retained in November 2005. We had 30 days to meet a deadline for filing the restated financials. It was a daunting, time-consuming task that was accomplished through concerted efforts involving many late nights and weekends by our dedicated Patriot Scientific Corporation team working in conjunction with our auditors.

Shares Repurchased. In the months of July through November 2006, management implemented a share repurchase plan as authorized and publicly announced by the Board of Directors and reported in our last quarterly filing. We continued to purchase shares during the months of December 2006 and January 2007. The Board of Directors and management believed that our stock was undervalued in the market and that it was a prudent use of corporate funds for Patriot Scientific Corporation to purchase more of its shares. As of this writing we have purchased over 10 million shares of Patriot Scientific Corporation common stock in the open market. Future buybacks will depend upon market conditions and prudent asset and financial management considerations.

Acquisition and Joint Venture Activities. Beginning in October 2006, we began and continued preliminary discussions toward possible acquisition of two different companies. We consulted a prominent investment banking firm when taking a preliminary look at a company that is on the verge of developing a revenue stream. The company on which we were focusing is beginning to market promising technology protected by an impressive patent portfolio in their market niche. We amicably ended discussions with the target company in late December.

The other company to which we were introduced at about the same time is Holocom Networks, Inc. (“HNI”), a privately-held company that was in financial difficulty. HNI had a revenue stream derived from production and sales of products and related services to the military for secured communications needs. These primarily involved a patented pathway system (Secure Communications Raceway) for enclosing cables used to transmit sensitive data and communications. In addition, HNI had a 60% interest in a limited liability company that has been developing and testing a multi-domain computer hardware unit intended to answer another need in the field of secured data and communications.

We extended a loan to HNI to provide them with funds to primarily meet payroll and limited expenses while we conducted due diligence on HNI and its business. Our loan was secured by a first lien on all of HNI’s assets, including patents and licenses, except for certain factored accounts receivable. HNI later defaulted on its loan payments. HNI’s debts included amounts owed to Patriot Scientific Corporation and another very large creditor, among others. After careful evaluation, as a protective measure we foreclosed on our security interest and acquired substantially all of the assets of HNI at a foreclosure sale held February 2, 2007.

We recently entered into a joint venture to which we are transferring relevant portions of the patents and assets formerly held by HNI. That entity, Scripps Secured Data, Inc., will engage in the secured pathway system business, using the Holocom tradename that was acquired as part of the foreclosure process. The major portion of the interest held by HNI in the multi-domain computer business, which is in the early stages of development under a license from the original inventor, has been sold to a group of former Holocom employees. Scripps Secured Data, Inc., retained a 10% interest in that venture.

In another important step, we are in the process of engaging a business development executive or advisory group whose primary responsibility will be to identify and qualify other acquisition and joint venture opportunities for consideration. In addition, we have had preliminary discussions to be followed with meetings in the near future regarding a possible joint venture in China or Taiwan intended to update and adapt our Ignite microprocessor technology for various market applications.

Settlements. Litigation between Patriot Scientific Corporation and Russell Fish has been settled. The parties had each filed legal actions pertaining to a consulting agreement that had been signed by Mr. Fish and a family trust representative and a previous officer of Patriot Scientific Corporation in July 2004.

In December 2006, the Fish lawsuit was settled in principle through mediation and on February 14, 2007 the settlement was finalized. Terms of the settlement require the Patriot Scientific Corporation to pay $3,400,000 in cash on February 14, 2007 (payment was made) and $3,000,000 on May 1, 2007, make a donation of $15,000 on February 14, 2007 on behalf of Russell H. Fish III to Maasai Power and Education Project, Inc., and pay Mr. Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to Patriot Scientific Corporation, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Patriot Scientific Corporation’s commitment to make payments to Mr. Fish related to such future license revenues will not exceed $2 million. The total of payments pursuant to this settlement is expected to be appreciably lower than contingent payments provided for in the agreement in dispute.

In June 2006, we settled litigation involving a dispute between Patriot Scientific Corporation and Beatie and Osborne, a law firm that had formerly represented Patriot Scientific Corporation in certain patent infringement litigation before we terminated their services. The firm had claimed they were owed certain amounts for fees and expenses as well as contingent fees based upon future license fees. The terms of settlement included, among others, release of their claims in return for payment by Patriot Scientific Corporation of certain amounts toward fees and expenses.

Patent Litigation. As previously reported, Patriot Scientific Corporation is a party to patent infringement litigation pending in the Federal District Court, Eastern Texas Division. The TPL Group and Patriot Scientific Corporation are plaintiffs seeking damages from various electronics manufacturing companies named as defendants who are alleged to be infringing on one or more patents in the portfolio jointly owned by Patriot Scientific Corporation and the TPL Group. The petitions for relief included requests that the court issue permanent injunctions against the sale by defendants of products produced without licenses to use our patented technology.

In recent developments in February 2007, a license agreement was entered with NEC Corporation and certain NEC subsidiaries that are defendants in the lawsuit. In connection with that transaction, four of the five NEC defendants, excluding NEC Electronics America, Inc., will be dismissed from the lawsuit.

Also in February of 2007, a petition was filed with the United States Patent and Trademark Office by an independent non-governmental entity. The petition requests that certain of our microprocessor patents be invalidated on the grounds of the alleged existence of previously undisclosed prior art. While we cannot guarantee that the petition will be unsuccessful, we strongly believe in the validity and enforceability of the microprocessor patents which are the subject of the petition, and believe the petition is without merit.

As separate applications for re-examination had already been filed with the United States Patent and Trademark Office by parties involved in the patent litigation pending in Texas, we found it curious but not alarming when we learned of the apparently unrelated application filed by the public-interest group, including some gratuitous and disparaging statements included in their publicity-seeking press release.

Claiming that a patent should not have been issued due to the existence of prior art is a strategy that is often used defensively by companies seeking to avoid liability for patent infringement. Various efforts to claim the existence of prior art have been dealt with by our licensing team and their attorneys in negotiations with companies that at first had resisted licensing but later signed license agreements.

Attorneys for Patriot Scientific Corporation and the TPL Group are dealing with a constant flow of communications and activity related to the Texas litigation. An important claims construction hearing is scheduled for May 3, 2007, in which the respective parties must offer presentations to defend or attack the validity of the claims upon which the patents in issue are based. We understand that the outcome of that hearing may not be known for 30 days or more after the hearing is concluded. The ultimate trial is scheduled for November 2007. A schedule of due dates as currently published on the court’s calendar is being posted on the Patriot Scientific Corporation website at www.PTSC.com.

Summary. 2006 was a highly significant year for Patriot Scientific Corporation in which we set the foundation for future growth and progress and also cleaned up a number of matters from the past. In that calendar year we:

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Saw the strength of our jointly owned patent portfolio demonstrated through the signing of 12 patent portfolio licenses that resulted in Patriot Scientific Corporation receiving over $48 million as its share of license fees.

•

Paid two cash dividends to stockholders within a period of approximately 6 weeks.

•

Retired the last remaining convertible debentures, resulting in Patriot Scientific Corporation having no long-term debt.

•

Issued restated financial statements to comply with certain SEC interpretations after having our books and records for fiscal years 2002 through 2005 re-audited.

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Initiated preliminary acquisition and joint venture activity toward establishing a revenue stream for Patriot Scientific Corporation in addition to the revenue received from patent portfolio licensing.

•

Reached agreements that settled litigation involving disputes with parties who asserted claims based on percentage payments on hundreds of millions of dollars of future licensing revenue.

The momentum of recent developments indicates that 2007 promises to be another highly significant year for Patriot Scientific Corporation and its stockholders. We appreciate your continued loyalty and support as we continue along our dynamic corporate path.

Sincerely,

DHPohl

David H. Pohl
Chairman, President and CEO

Note: If you received in this package from your broker through ADP, we need your consent to begin the electronic process and help the environment too!

Your Company expands a significant number of dollars printing and mailing this proxy package. You can help us avoid this cost by voting at www.proxyvote.com and, after voting, providing your e-mail address. Subsequent proxy packages can then be provided to you electronically. If you received this package from InterWest Transfer Co., Inc., our transfer agent, this option is not yet available.

PATRIOT SCIENTIFIC CORPORATION
Carlsbad Corporate Plaza
6183 Paseo Del Norte, Suite 180
Carlsbad, California 92011
(760) 547-2700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2007

Notice is hereby given that the Annual Meeting of Stockholders of Patriot Scientific Corporation will be held on April 27, 2007 at 10 a.m. (Pacific Time) at The La Costa Resort & Spa, Poinsettia II & III ballrooms (Conference Center), 2100 Costa Del Mar Road, Carlsbad, California 92009, for the following purpose:

1.

To ratify the selection by our board of directors of KMJ│Corbin & Company to serve as our independent auditors for the fiscal year ending May 31, 2007.

2.

To elect our board of directors.

3.

To transact such other business as may properly come before the meeting.

Our board of directors has fixed March 13, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders and any postponements or adjournments thereof. A list of stockholders entitled to vote at the annual meeting of stockholders will be available at our corporate offices for 10 days prior to the date of the meeting.

We hope you will use this opportunity to take an active part in the affairs of Patriot Scientific Corporation by voting on the business to come before the annual meeting of stockholders either by executing and returning the enclosed proxy or by casting your vote in person at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL OUT THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT YOUR SHARES BE REPRESENTED AT THE MEETING TO ASSURE THE PRESENCE OF A QUORUM. ANY STOCKHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED OR BY ATTENDING THE MEETING AND, HAVING NOTIFIED THE SECRETARY IN WRITING OF REVOCATION, VOTING IN PERSON.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU HOLD. YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

BY ORDER OF THE BOARD OF DIRECTORS

April 9, 2007 San Diego, California	Thomas J. Sweeney Corporate Secretary

PATRIOT SCIENTIFIC CORPORATION
Carlsbad Corporate Plaza
6183 Paseo Del Norte, Suite 180
Carlsbad, California 92011

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Patriot Scientific Corporation, a Delaware corporation (the “Company”), for use in connection with the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held on April 27, 2007 at The La Costa Resort & Spa, Poinsettia II & III ballrooms (Conference Center) located at 2100 Costa Del Mar Road, Carlsbad, California at 10 a.m. (Pacific Time), and any and all postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The telephone number of the Company is (760) 547-2700 and its facsimile number is (760) 547-2705. This Proxy Statement and the accompanying form of proxy are expected to be mailed to stockholders on or about April 9, 2007.

Accompanying this Proxy Statement is the proxy for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting and, having notified the Secretary in writing of revocation, voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on such proxy.

In addition to solicitation by use of the mail, certain of the Company’s directors, officers and employees may, without receiving additional compensation therefore, solicit the return of proxies by telephone, telegram or personal interview. The Company has requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of the common stock and has agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith. The Company will bear the costs of the solicitation of proxies from its stockholders.

DESCRIPTION OF SECURITIES AND VOTING

The Board has fixed the close of business on March 13, 2007 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had 379,668,118 shares of common stock, $0.00001 par value per share (“Common Stock”), outstanding and entitled to vote. A majority of the shares entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum at the meeting.

Each share of Common Stock issued and outstanding on the record date is entitled to one vote on any matter presented for consideration and action by the stockholders at the Annual Meeting. With respect to all matters other than the election of directors, the affirmative vote of a majority of the voting shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will have no effect for the purpose of determining whether a director has been elected. Unless otherwise instructed, proxies solicited and received by the Company will be voted “FOR” the ratification of the selection of KMJ│Corbin & Company to serve as the Company’s independent auditors for the fiscal year ending May 31, 2007, and “FOR” the nominees named herein for election as directors.

If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on any proposal that requires specific instructions, those shares will not be considered as present and entitled to vote with respect to that matter. Pursuant to Delaware law, a broker non-vote will not be treated as present or voting in person or by proxy on the proposal. In determining whether a proposal has passed in a circumstance where the vote required is a majority of the shares present and entitled to vote on the subject matter, abstentions, but not broker non-votes, will be treated as shares present and entitled to vote on the subject matter. Broker non-votes will be counted when the Company’s certificate of incorporation or applicable law requires the affirmative vote of a majority of the outstanding shares.

The directors and executive officers of the Company, together with their respective affiliates, beneficially own approximately two percent of the outstanding Common Stock, and they have indicated that they intend to vote their shares in favor of all proposals set forth in this Proxy Statement.

The Common Stock is quoted on the OTC Bulletin Board under symbol “PTSC” and traded in the over-the-counter market.

Transfer Agent and Registrar. Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as transfer agent and registrar for the Common Stock. Their telephone number is (801) 272-9294.

Dividend Policy. The declaration and payment of dividends on the Common Stock is at the absolute discretion of the Board and will depend, among other things, on the Company’s earnings, financial condition and capital requirements. We paid our first dividend of $0.02 per common share on March 22, 2006. We paid a $0.04 per common share dividend on April 24, 2006. The Board of Directors may declare additional dividends in the future with due regard for the financial resources of the Company and alternative applications of those financial resources. Prior to the fiscal year ended May 31, 2006 we had never paid a cash dividend on our Common Stock.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 28, 2007, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. The number of shares of Common Stock outstanding as of February 28, 2007, was 378,668,118. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted. Other than Lincoln Ventures, LLC, each individual’s address is Carlsbad Corporate Plaza, 6183 Paseo Del Norte, Suite 180, Carlsbad, California 92011. The address of Lincoln Ventures, LLC is 1125 Sanctuary Parkway, Suite 275, Alpharetta, GA 30004.

Name	Amount & Nature of Beneficial Ownership		Percent of Class

Gloria H. Felcyn, CPA	1,434,070	(1)	*
Helmut Falk, Jr.	3,503,231	(2)	*
Carlton M. Johnson, Jr.	1,675,000	(3)	*
David H. Pohl	2,975,000	(4)	*
Thomas J. Sweeney	175,000	(5)	*
James L. Turley	675,000	(6)	*
Lincoln Ventures, LLC	32,248,173	(7)	8.52%
All directors & officers as a group(6 persons)	10,437,301	(8)	2.76%

——————

*

Less than 1%

(1)

Includes 1,050,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of February 28, 2007.

(2)

Includes 1,025,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of February 28, 2007.

(3)

Includes 1,400,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of February 28, 2007.

(4)

Includes 2,775,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of February 28, 2007 and 200,000 shares held directly by David Pohl. This amount does not include 700,000 shares owned by his spouse, Janet Valenty, as her separate property and for which he disclaims beneficial ownership.

(5)

Represents shares issuable upon the exercise of outstanding stock options exercisable within 60 days of February 28, 2007.

(6)

Includes 600,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of February 28, 2007.

(7)

Includes 23,845,100 shares issuable upon the exercise of warrants. The documents governing Lincoln Ventures, LLC’s (“Lincoln”) warrants contain a provision prohibiting Lincoln from exercising warrants for shares of Common Stock if doing so would result in it and its affiliates beneficially owning shares of Common Stock representing more than 9.99% of the outstanding shares of Common Stock as determined under Section 13(d) of the Securities Exchange Act of 1934. If Swartz Private Equity LLC (“Swartz”) were determined to be an affiliate of Lincoln, then Lincoln’s exercisable warrant position would be reduced to the extent necessary to limit the combined beneficial ownership of Lincoln and Swartz to 9.99% of the Company’s outstanding Common Stock.

(8)

Includes 6,850,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of February 28, 2007.

PROPOSAL NUMBER 1
RATIFICATION OF THE APPOINTMENT OF KMJ│CORBIN & COMPANY

The Board has appointed KMJ│Corbin & Company, certified public accountants to serve as the Company’s independent auditors for the fiscal year ending May 31, 2007. The Company’s stockholders are being requested to ratify the appointment. The Audit Committee of the Board recommended the appointment of KMJ│Corbin & Company to the Board. KMJ│Corbin & Company has served as the Company’s independent auditors and accountants since November 23, 2005. A representative of KMJ│Corbin & Company is expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. See “Independent Public Accountants,” below.

Vote Required; Board Recommendation

The Board recommends a vote in favor of this proposal. The affirmative vote of a majority of the votes cast will be required to approve this proposal.

PROPOSAL NUMBER 2
ELECTION OF DIRECTORS

The Company’s bylaws provide that the number of directors of the Company may be no less than three and no more than seven, with the exact number to be fixed as the Board determines. The Board has fixed the number of directors at five. The Board has nominated the following individuals for election to the Board: (i) David H. Pohl, (ii) Carlton M. Johnson, Jr., (iii) Helmut Falk, Jr., (iv) Gloria H. Felcyn and (v) James L. Turley. If elected, each director will each serve a one-year term and until their respective successors have been elected and qualified. The Board has no reason to expect that any of the nominees will not stand for election or decline to serve if elected. There is no arrangement between any director or nominee and any other person pursuant to which such director or nominee was or is to be selected as a director or nominee.

UNLESS OTHERWISE SPECIFIED, ALL PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. IF ANY NOMINEE SHOULD NOT STAND FOR ELECTION FOR ANY REASON, YOUR PROXY WILL BE VOTED FOR ANY PERSON OR PERSONS DESIGNATED BY THE BOARD TO REPLACE SUCH NOMINEE.

The following table and biographical summaries set forth information, including principal occupation and business experience, concerning the members of the Board, the nominees for the Board and the executive officers of the Company as of March 13, 2007. There is no blood or other familial relationship between or among the nominees, directors or executive officers of the Company.

NAME	AGE	POSITION, OFFICE and TERM

Helmut Falk, Jr.	50	Director (since December 1997)
Gloria H. Felcyn	59	Director (since October 2002)
Carlton M. Johnson, Jr.	47	Director (since August 2001)
David H. Pohl	69	Director (since April 2001)/President and Chief Executive Officer
Thomas J. Sweeney	56	Chief Financial Officer/Secretary
James L. Turley	45	Director (since February 2006)

HELMUT FALK, JR. From 1992 until 2000, Dr. Falk served as the Director of Anesthesia of, and served on the medical executive committee for, The Johnson Memorial Hospital in Franklin, Indiana. Since 2000, Dr. Falk has worked at St. Francis Hospital in Mooresville, Indiana as a staff anesthesiologist and has been Chairman of its Pharmacy and Therapeutics Committee. Dr. Falk received his D.O. degree from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of the Company until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of the Company’s shares held by the Helmut Falk Family Trust.

GLORIA H. FELCYN. Gloria Felcyn has served as a Director of the Company since 2002 and is the Chairman of the Audit Committee of the Board of Directors. Since 1982, Ms. Felcyn has been the principal in her own certified public accounting firm. Prior to establishing her own firm, Ms. Felcyn was employed by Main Hurdman & Cranston from 1969 through 1970 and at Price Waterhouse & Co., in the San Francisco and New York

offices from 1970 through 1976. Subsequent to that, Ms. Felcyn worked in the field of off-shore tax planning with a major real estate syndication company. Ms. Felcyn received her B.S. degree in Business Economics from Trinity University in 1968 and is a member of the American Institute of CPAs.

CARLTON M. JOHNSON, JR. Carlton Johnson has served as a Director of the Company since 2001, and is Chairman of the Executive Committee of the Board of Directors. Mr. Johnson is in-house legal counsel for Roswell Capital Partners, LLC, a position he has held since June 1996. Mr. Johnson has been admitted to the practice of law in Alabama since 1986, Florida since 1982 and Georgia since 1997. He has been a shareholder in the Pensacola, Florida AV- rated law firm of Smith, Sauer, DeMaria Johnson and was President-Elect of the 500 member Escambia-Santa Rosa Bar Association. He also served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a degree in History/Political Science at Auburn University and Juris Doctor at Samford University - Cumberland School of Law. Mr. Johnson is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

DAVID H. POHL. David Pohl has served as a Director of the Company since April 2001, and served as an officer of the Company from January 2001 to March 2002. He was elected Chairman, Chief Executive Officer and President on June 13, 2005. Except for his service with the Company, Mr. Pohl has been in the private practice of law counseling business clients since 1997, and most recently was Of Counsel with the law firm of Herold & Sager in Encinitas, California. He is a member of the Intellectual Property Law and Business Law Sections of the State Bar of California. In 1995 and 1996, Mr. Pohl was Special Counsel to the Ohio Attorney General regarding investments in entrepreneurial firms by state pension funds. Previously he was a senior attorney with a large U.S. law firm, and held positions as a senior officer and general counsel in large financial services corporations. Mr. Pohl earned a J.D. degree in 1962 from The Ohio State University College of Law, and also holds a B.S. in Administrative Sciences from Ohio State. Mr. Pohl is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

THOMAS J. SWEENEY. Mr. Sweeney became the Company’s Chief Financial Officer on August 3, 2005 and is Secretary of the Company. Since 2000, Mr. Sweeney has been a Partner in the San Diego office of Tatum CFO Partners, a national financial services firm. While a Partner of Tatum and for three and one-half years, Mr. Sweeney served as the Chief Financial Officer of New Visual Corporation, now named Rim Semiconductor, a publicly held development stage company in the telecommunications industry. Also while with Tatum, he served as the Chief Financial Officer of Mitchell International, Inc., a 700 person firm that is a provider of information software, print publications and total business solutions. Also while with Tatum, Mr. Sweeney worked in Johannesburg and Cape Town, South Africa on a project basis for an investment group that was organized under Astrata Group, Inc., a publicly held U.S. company, as it completed acquisitions of satellite technology subsidiaries. Earlier in his career, Mr. Sweeney worked as an auditor for Ernst & Young LLP, where he earned his CPA certificate, and worked for the international consulting firm of McKinsey & Company. Mr. Sweeney earned his B.B.A. and M.B.A. degrees from The University of Texas at Austin and is a member of the American Institute of CPAs.

JAMES L. TURLEY. Jim Turley has been a Director of the Company since February 2006, and is Chairman of the Technology Committee of the Board of Directors. Mr. Turley is an acknowledged authority on microprocessor chips, semiconductor intellectual property, computers, and silicon technology. Until August 2006, Mr. Turley served as the Editor-in-Chief of Embedded Systems Design, a global magazine for high-tech developers and managers. He also served as Conference Chairman of the Embedded Systems Conferences, a series of electronics design shows. In addition, since August 2001, Mr. Turley has managed his own technology consulting and analysis business, Silicon Insider. From 1999 to 2001, he served as Senior Vice President of Marketing for ARC International, a microprocessor intellectual property company based in the UK. Mr. Turley has authored seven books on microprocessor chips, semiconductor intellectual property, computers, and silicon technology. He has served as editor of the prestigious industry journal Microprocessor Report (a three-time winner of the Computer Press Award), and is a frequent speaker at industry events. Mr. Turley also serves on the board of directors and/or technical advisory boards of several high-tech companies in the U.S. and Europe.

Vote Required; Board Recommendation

Directors are elected by plurality vote, meaning that (should there be more nominees than seats available) the nominees who receive the most votes will be elected for the term nominated, even if the number of votes received by any one or more nominees is less than a majority of the votes cast. Cumulative voting is not allowed in the election of directors. The Board recommends a vote in favor of each nominee set forth above.

BOARD OF DIRECTORS AND COMMITTEES

Director Attendance

During the fiscal year ended May 31, 2006, the Board held a total of five meetings. During the 2006 fiscal year, each of the directors of the Company attended at least 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings held by all committees of the Board on which such director served during 2006. The Board expects all directors to attend its annual stockholder meetings; all of its directors attended the annual meeting of stockholders in 2006.

Committees of the Board of Directors

Audit Committee

The Audit Committee reviews the audit and control functions of the Company, the Company’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company’s auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management and management’s response thereto. During the last fiscal year, the Audit Committee held seven meetings.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 (“Securities Act”) or the Exchange Act that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission (“SEC”), in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

The Audit Committee is appointed by the Board. The Audit Committee operates under a written charter adopted by the Board, a copy of which was attached as an appendix to the Company’s 2003 Proxy Statement.

The primary function of the Audit Committee is to provide advice to the Board with respect to the Company’s financial matters and to assist the Board in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee’s primary duties and responsibilities are to:

•

Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•

Review and appraise the audit efforts of the Company’s independent accountants;

•

Evaluate the Company’s quarterly financial performance as well as its compliance with laws and regulations;

•

Oversee management’s establishment and enforcement of financial policies and business practices; and

•

Provide an open avenue of communication among the independent accountants, financial and senior management, counsel, and the Board.

The Audit Committee has considered whether the non-audit services provided by the Company’s auditors in connection with the fiscal year ended May 31, 2006 were compatible with the auditors’ independence.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended May 31, 2006 with management. The Audit Committee has discussed with Corbin & Company, LLP (“Corbin”), the Company’s independent public accountants for the fiscal year ended May 31, 2006, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified, for the fiscal year ended May 31, 2006.

The Audit Committee has also received the written disclosures and the letter from Corbin required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Corbin with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended May 31, 2006 for filing with the SEC.

The Audit Committee currently consists of two outside directors. Each member of the Audit Committee is independent as defined under the NASDAQ listing standards.

Audit Committee:

Gloria H. Felcyn, Chairperson
Carlton M. Johnson, Jr.

Compensation Committee

The Compensation Committee reviews and recommends to the Board the salaries, bonuses and perquisites of the Company’s executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company’s 1996, 2001, 2003 and 2006 Stock Option Plans. During the last fiscal year, the Compensation Committee held five meetings.

Compensation Committee Report

Membership and Role of the Compensation Committee. The Compensation Committee consists of three non-employee directors, each of whom is independent as defined under the NASDAQ listing standards and by the SEC. The Compensation Committee approves the compensation for any executive officer who also serves as a director of the Company, and acts on such other matters relating to their compensation, as it deems appropriate. Beginning October 2002, the Compensation Committee has also approved the compensation for the Company’s other executive officers and acts on such other matters relating to their compensation, as it deems appropriate. With respect to all eligible recipients except members of the Compensation Committee, the Compensation Committee also administers the Company’s 1996, 2001, 2003 and 2006 Stock Option Plans and determines the participants in the Plans and the amount, timing and other terms and conditions of awards under these plans. The Board as a whole exercises these responsibilities with respect to members of the Compensation Committee as eligible recipients under these plans.

Compensation Philosophy and Objectives. The Compensation Committee is committed to the general principle that overall executive compensation should be commensurate with corporate performance and the performance of the individual executive officers, and the attainment of predetermined corporate goals. The primary objectives of the Company’s executive compensation program are to:

•

reward the achievement of desired corporate and individual performance goals;

•

provide compensation that enables the Company to attract and retain key executives; and

•

provide compensation opportunities that are linked to Company performance and that directly link the interests of executives with the interests of stockholders.

The Company’s executive compensation program provides a level of compensation opportunity that is competitive for companies in comparable industries and of comparable development, complexity and size. In determining compensation levels, the Compensation Committee considers a number of factors, including corporate performance, both separately and in relation to other companies competing in the Company’s markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, the Company’s historical compensation levels and stock awards, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executives. Compensation levels may be greater or less than competitive levels in comparable companies based upon factors such as annual and long-term corporate and individual performance.

Executive Compensation Program Components. The Company’s executive compensation program consists of base salary, bonuses and long-term incentive compensation in the form of stock options. The particular elements of compensation program are discussed more fully below.

Base Salary. Base salary levels of executives are determined by the potential impact of the individual on the Company and corporate performance, the skills and experience required by the position, the individual performance and potential of the executive, and market data for comparable positions in companies in comparable industries and of comparable development, complexity and size. Base salaries for executives are generally evaluated and adjusted annually. The Compensation Committee has the discretionary authority to adjust such base level salaries based on the Company’s actual and projected performance, including factors related to revenue and profitability. In considering the performance of the Company in fiscal year 2006 in relation to the performance of other companies in its industry generally, the Company feels that the current compensation levels of its executive officers is appropriate.

Bonuses. The Company may also pay bonuses to executive officers. As a result of operating losses through the end of fiscal year 2006, the Company has not paid any bonuses to its executive officers.

Long-Term Incentive Compensation. The Company uses stock options to enable key executives to participate in a meaningful way in the Company’s success and to link their interests directly with those of stockholders. The number of stock options the Company granted to executives is based upon a number of factors, including base salary level and how such base salary level relates to those of other companies in the Company’s industry, the number of options previously granted, and individual and corporate performance during the year. For further detail regarding the options granted to the Company’s named executive officers, reference the section regarding “Option Grants” contained in this Proxy Statement.

Section 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Code limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Company does not believe that it will pay “compensation” within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

Compensation Committee:

Carlton M. Johnson, Chairperson
Gloria H. Felcyn
Helmut Falk, Jr.

Nominating Committee

On August 28, 2003, the Board created the Nominating Committee and approved the Nominating Committee Charter, a copy of which was attached as an appendix to the 2005 Proxy Statement. The members of the Nominating Committee are Carlton M. Johnson and David H. Pohl.

The Nominating Committee reviews and recommends to the Board for nomination candidates for election to the Board. Shareholders desiring to recommend nominees must submit proposals to the Corporate Secretary in accordance with established procedures set forth in the section entitled, “Shareholder Proposals and Communications” below. The Nominating Committee has a policy with respect to director candidates that applies whether the recommendations are made by stockholders or the committee. Certain qualifications and considerations that the Nominating Committee takes into account include whether candidates possess such attributes and experience as are necessary to provide a broad range of characteristics, including diversity, management skills, financial, technological and business experience, as well as whether such candidates are able to commit the requisite time for preparation and attendance at regularly scheduled meetings and to participate in other matters necessary for good corporate governance. During the last fiscal year, the Nominating Committee did not hold any meetings. The entire Board acted in lieu of the Nominating Committee and in accordance with the policies that apply to the Nominating Committee.

Mr. Pohl is currently an officer of the Company and is not considered to be an independent director under NASDAQ listing standards. Mr. Johnson is an independent director under NASDAQ listing standards. Because of the small number of independent directors serving on the Board, the Board appointed Mr. Pohl to serve on the Nominating Committee.

Compensation of Directors

During the fiscal year ended May 31, 2006, options to purchase shares of Common Stock were issued to directors in respect of their service as directors in the following amounts: (i) options to acquire 500,000 shares to Mr. Falk, (ii) options to acquire 750,000 shares to Ms. Felcyn, (iii) options to acquire 1,000,000 shares to Mr. Johnson, (iv) options to acquire 900,000 shares to Mr. Pohl, and (v) options to acquire 400,000 shares to Mr. Turley. During the first quarter of the fiscal year ending May 31, 2006, the Company paid $60,000 each to Mr. Pohl and Mr. Johnson, $40,000 to Ms. Felcyn and $10,000 to Mr. Falk in connection with their efforts in the consummation of the TPL and Charles H. Moore Agreement. During the second quarter of the fiscal year ending May 31, 2006, the Company paid $10,000 to Ms. Felcyn for her services as Audit Committee chair. On February 3, 2006, the Board of Directors adopted a resolution which provides that each director will be paid compensation of $3,000 per month for his or her service as a director. The Company began making payments in February 2006. On March 8, 2006, the Compensation Committee authorized a special board fee of $40,000 to be paid to Mr. Johnson. Payment was made in March 2006. On March 20, 2006 the Compensation Committee adopted a resolution which provides that Mr. Johnson will be paid compensation of $3,000 per month for his services on the Phoenix Digital Solutions, LLC management board. The Company began making payments in March 2006. Expenses of the Company’s directors in connection with the attendance of board or committee meetings and company related activities are reimbursed by the Company.

Transactions With Directors, Executive Officers and Principal Shareholders

There were no transactions, or series of transactions during 2006 and 2005, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater stockholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

From June 10, 2002 through August 23, 2002, the Company issued to Gloria Felcyn, Trustee of the Helmut Falk Family Trust, two 8% Convertible Debentures with accumulative principal balances of $275,000 due June 10, 2004 through August 23, 2004. The initial exercise prices ranged from $0.0727 to $0.08616 and were subject to downward revisions if the price of the Common Stock was lower on any three month anniversary of the debentures or on the date that a statement registering the resale of the Common Stock issuable upon conversion of the debentures becomes effective. Also, in conjunction with the debentures, the Company issued five year warrants to purchase up to 4,102,431 shares of the Common Stock at an initial exercise prices ranging from $0.0727 to $0.08616 subject to reset provisions on each six month anniversary of the issuance of the warrants. If the price of the Common Stock is in excess of $0.20 per share, Ms. Felcyn has a two year option to purchase up to an additional $275,000 of 8% Convertible Debentures on the same terms. Ms. Felcyn converted the debentures into 6,810,102 shares of Common Stock in July and November 2003 and exercised the warrants into 4,102,431 shares of Common Stock in July 2003 and January 2004.

During October 2002 through December 2002, the Company entered into three 8% short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, aggregating $180,000 with initial maturity dates ranging from January 1 to January 31, 2003. In July 2003, the Company issued a new 8% short-term note in the amount of $200,354 with a maturity date of October 7, 2003 in exchange for cancellation of the three 8% short term notes issued in October through December 2002, the accrued interest on the cancelled notes and an additional $10,000 in cash. In January 2004, as part of the exercise of the warrants, the $200,354 note was exchanged for four $25,000 6% notes and shares of Common Stock which were issued to the beneficiaries of the trust. The 6% notes had a maturity date of September 1, 2005.

During the past five years, no director, executive officer or nominee for the Board has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become a director or executive officer of the Company.

Other than as discussed below, there are no material proceedings adverse to the Company in which any director, executive officer, or nominee for the Board has a material interest adverse to the Company. On September 23, 2005, Lowell Giffhorn, a former executive officer and a former director of the Company, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn’s employment with the Company. Mr. Giffhorn asserts that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn has demanded damages of approximately $4,500,000 (excluding claims for punitive damages and attorneys’ fees). The Company denies the allegations and believes the claims to be frivolous and totally devoid of merit. The Company has retained litigation counsel and intends to vigorously defend the claims. The amount, if any, of ultimate liability with respect to the foregoing cannot be determined. Despite the inherent uncertainties of litigation, the Company at this time does not believe that Mr. Giffhorn’s claim will have a material adverse impact on its financial condition, results of operations, or cash flows.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on the Company’s review of copies of the Forms 3 and 4 and amendments thereto furnished to the Company by the persons required to make such filings during the 2006 fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to the 2005 fiscal year and the Company’s own records, the Company believes, that from the period June 1, 2005 through May 31, 2006, Mr. Turley failed to file timely one Form 3 with the SEC to report his changes in beneficial ownership and Ms. Felcyn, Mr. Giffhorn, Mr. Pohl, Mr. Turley and Mr. Sweeney each failed to file timely a Form 4 to report changes in beneficial ownership.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation, for the years indicated, of the Company’s chief executive officer and the most highly compensated executive officers whose salary and bonus exceeded $100,000 (each a “Named Officer”).

				Long Term Compensation
		Annual Cash Compensation		Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)		Securities Underlying Options (#)	All other compensation

David H. Pohl President & CEO	2006	$236,154		900,000	None

Thomas J. Sweeney CFO	2006	$243,563		50,000	None

Jeffrey E. Wallin(2)	2006	$25,131	(1)	None	$142,642	(5)
President & CEO	2005	$146,317	(1)	250,000	None
	2004	$145,933	(1)	673,000	None

Lowell W. Giffhorn (3)	2006	$22,893	(1)	None	None
Exec. VP, CFO & Secy.	2005	$148,227	(1)	650,000	None
	2004	$148,800	(1)	239,000	None

Patrick O. Nunally(4)	2006	$1,380	(1)	None	None
VP and CTO	2005	$122,734	(1)	200,000	None
	2004	$180,000	(1)	173,000	None

——————

(1)

Includes cash compensation of $400 per month for car allowance.

(2)

Mr. Wallin left the Company in June 2005. He was replaced by Mr. David H. Pohl who became the Company’s President and CEO on June 13, 2005.

(3)

Mr. Giffhorn left the Company as an executive officer in June 2005. He was replaced by Mr. Thomas J. Sweeney who became the Company’s CFO on August 3, 2005.

(4)

Dr. Nunally left the Company in May 2005.

(5)

Amount represents payments through May 31, 2006 to Mr. Wallin under terms of his severance agreement.

The Company maintains employee benefits that are generally available to all of its employees, including medical, dental and life insurance benefits and a 401(k) retirement plan. The Company did not make any matching contributions under the 401(k) plan for any of the above named officers during the fiscal years ended May 31, 2005, or 2004. During the fiscal year ended May 31, 2006 the Company made a matching contribution of $1,417 for Mr. Pohl.

Option Grants

The following table sets forth certain information concerning stock options granted to the Named Officers during the year ended May 31, 2006, pursuant to the Company’s 1996, 2001, 2003 and 2006 Stock Option Plans.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in FY	Exercise Price	Expiration Date

David H. Pohl	500,000	(1)	None	$0.163	6/22/2010
	400,000	(1)	None	$0.700	5/25/2011
Thomas J. Sweeney	50,000		52.6%	$0.700	5/25/2011

——————

(1)

Options are fully vested and were granted in recognition of his service on the Board.

Aggregated Option Exercises and Fiscal Year End Option Values

The following table sets forth certain information with respect to the Named Officers concerning exercised and unexercised stock options held as of May 31, 2006.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options Held at May 31, 2006		Value of Unexercised In-The-Money Options at May 31, 2006
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey E. Wallin	1,750,000	$1,042,201	$250,000	—	$215,000	$—
Lowell W. Giffhorn	1,120,0000	$1,194,70	—	—	$—	$—
Patrick Nunally	450,000	$17,100	—	—	$—	$—
David H. Pohl	200,000	$26,250	1,075,000	—	$668,800	$—
Thomas J. Sweeney	—	$—	—	50,000	$—	$13,500

The fair market value of the unexercised in-the-money options at May 31, 2006 was determined by subtracting the option exercise price from the last sale price as reported on the OTC Bulletin Board on May 31, 2006, $0.97.

The Company has not awarded stock appreciation rights to any of its employees. The Company has no long-term incentive plans.

Employment Contracts

The Company had a consulting agreement dated March 18, 2004 with San Diego Millennia Consultants, Inc. whereby San Diego Millennia Consultants agreed to provide the services of Mr. Wallin to be the President and Chief Executive Officer of the Company. Mr. Wallin’s employment with the Company ended on June 12, 2005, and the Company’s agreement with San Diego Millennia Consultants terminated on that date. In September 2005, the Company agreed to pay Mr. Wallin approximately $148,700 in full settlement of all amounts owed to him under the consulting agreement.

The Company had an employment agreement dated September 1, 2004 with Mr. Giffhorn providing for his employment as Executive Vice President and Chief Financial Officer. Mr. Giffhorn’s employment with the Company ended on June 13, 2005. The Company did not pay Mr. Giffhorn any severance compensation or otherwise due to awaiting resolution of a dispute initiated by Mr. Giffhorn in connection with his termination of employment. The Company is currently maintaining a vigorous defense against claims made by Mr. Giffhorn in an arbitration proceeding he initiated seeking compensation and damages based on claims and assertions that are related to the termination of his employment. The Company denies the validity of Mr. Giffhorn’s claims and assertions. See, “Transactions With Directors, Executive Officers and Principal Shareholders,” above.

The Company entered into an employment agreement dated June 1, 2004, as amended on July 12, 2004, with Dr. Nunally providing for his employment as the Chief Technical Officer of the Company. Pursuant to the terms of the employment agreement, Dr. Nunally’s employment with the Company terminated on May 31, 2005.

The Company has an employment agreement with Mr. Sweeney. Under the terms of the agreement, Mr. Sweeney is paid a salary of $1,125 per day, subject to increase in the Company’s sole discretion. Mr. Sweeney is also entitled to a cash bonus, stock options and severance pay, in each case, as may be determined by the Compensation Committee in its sole discretion. During the course of Mr. Sweeney’s employment with the Company, Mr. Sweeney remains a partner of Tatum CFO Partners, LLP (“Tatum”). As a partner of Tatum, Mr. Sweeney is to share with Tatum a portion of his economic interest in any stock options or equity bonus that the Company may pay him, to the extent specified in the Part-Time Engagement Resources Agreement between the Company and Tatum. Mr. Sweeney is eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management. Either party may terminate the employment relationship upon at least 30 days’ prior written notice, unless the Company has not remained current in its obligations under the employment agreement or the Part-Time Engagement Resources Agreement or if the Company engages in or asks Mr. Sweeney to engage in or to ignore any illegal or unethical conduct, in which case Mr. Sweeney may terminate his employment immediately.

Equity Compensation Plan Information

The Company’s stockholders previously approved each of the Company’s 1992, 1996, 2001, 2003 and 2006 Stock Option Plans. The following table sets forth certain information concerning aggregate stock options authorized for issuance under the Company’s 1996, 2001, 2003 and 2006 Stock Option Plans as of May 31, 2006.

Shares of common stock issuable on the exercise of warrants have not been approved by the Company’s stockholders and, accordingly, have been segregated in the table below.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	5,460,000	$0.34	5,229,000
Equity compensation plans not approved by security holders	53,349,220	$0.05	—
Total	58,809,220		5,229,000

INDEPENDENT PUBLIC ACCOUNTANTS

On November 21, 2005, the Company received notice from Mayer Hoffman McCann P.C. (“Mayer Hoffman”), that they resigned effective November 21, 2005, as the Company’s independent registered accounting firm. Mayer Hoffman’s reports on the consolidated financial statements of the Company and its subsidiaries for the two most recent fiscal years ended May 31, 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except only that their report for the fiscal year ending May 31, 2004 was modified as to an uncertainty regarding the Company’s ability to continue as a going concern.

On November 21, 2005, the Executive Committee of the Board, upon the recommendation of the Audit Committee, elected to engage Corbin & Company, LLP (“Corbin”) to serve as the Company’s independent registered accounting firm. On November 23, 2005, the Company was informed that it had been accepted as a client of Corbin.

During the Company’s two most recent fiscal years ended May 31, 2005 and May 31, 2006, there were no disagreements between the Company and Mayer Hoffman or Corbin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Mayer Hoffman’s or Corbin’s satisfaction, as applicable, would have caused them to make reference to the subject matter of the disagreement in their respective reports on the financial statements for such years.

During the Company’s fiscal year ended May 31, 2005 and the subsequent interim period through November 23, 2005, the Company did not consult Corbin with respect to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

To help ensure the independence of the Company’s independent auditor, the Audit Committee has approved and adopted a Policy on Engagement of Independent Auditor, which is available on the Company’s web site at www.ptsc.com.

Pursuant to the Policy on Engagement of Independent Auditor, the Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditor. The Audit Committee preapproves all audit services and non-audit services to be provided by the independent auditor. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented at the next Audit Committee meeting for ratification.

Each audit, non-audit and tax service that is approved by the Audit Committee will be reflected in a written engagement letter or writing specifying the services to be performed and the cost of such services, which will be signed by either a member of the Audit Committee or by an officer of the Company authorized by the Audit Committee to sign on behalf of the Company.

The Audit Committee will not approve any prohibited non-audit service or any non-audit service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent auditor.

In addition, since January 1, 2003, the Company’s independent auditor may not provide any services to officers of the Company or Audit Committee members, including financial counseling or tax services.

Audit Fees

During the fiscal years ended May 31, 2006 and 2005, the aggregate fees billed by the Company’s principal accountants for professional services rendered for the audit of the Company’s annual financial statements and review of its financial statements included in the Company’s Form 10-QSB, and audit services provided in connection with other statutory or regulatory filings were $337,364 and $105,900, respectively.

Audit-Related Fees

During the fiscal year ended May 31, 2006, the aggregate fees billed by the Company’s principal accountants for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” were $23,228, which were primarily for review of registration and proxy statements. No such fees were billed during the fiscal year ended May 31, 2005.

Tax Fees

During the fiscal years ended May 31, 2006 and 2005, the aggregate fees billed by the Company’s principal accountant for tax compliance, tax advice and tax planning rendered on behalf of the Company were $8,000 and $6,500, respectively, which related to the preparation of federal and state income tax returns.

All Other Fees

The Company’s principal accountant billed no other fees for the fiscal years ended May 31, 2006 and 2005, except as disclosed above.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Under certain circumstances, stockholders are entitled to have the Company include stockholder proposals in its proxy statement for presentment at a meeting of stockholders. The Company intends to hold its next annual meeting of stockholders in October 2007. Stockholders who desire to have their proposal included on the Company’s proxy card and included in its proxy statement for the next annual meeting of stockholders must submit such proposals to the Company no later than August 1, 2007. Proposals received by the Company after such date will be considered untimely. Stockholder proposals should be directed to the attention of the Corporate Secretary, addressed as follows: Patriot Scientific Corporation, Mr. Thomas J. Sweeney, Corporate Secretary, 6183 Paseo Del Norte, Suite 180, Carlsbad, CA 92011. The submission of a proposal does not guarantee that it will be included in the proxy statement or proxy. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

Stockholders who intend to submit proposals to the stockholders at the next annual meeting of stockholders but intend to submit such proposals on their own, either from the floor or through their own proxy statement and proxy, must, in order for such matters to be voted upon by the stockholders, give notice of such to the Company by August 15, 2007. The persons named as proxies for the next annual meeting of stockholders will have discretionary authority to vote on any stockholder proposal not included in the Company’s proxy materials for the meeting, unless the Company receives notice of the proposal by August 15, 2007. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing stockholder proposals.

The Company encourages stockholders to communicate with members of the Board. Shareholders wishing to communicate with directors may send correspondence addressed as follows: Patriot Scientific Corporation,

Mr. Thomas J. Sweeney, Corporate Secretary, 6183 Paseo Del Norte, Suite 180, Carlsbad, CA 92011. All communications will be provided directly to the Board.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year the Company may be “householding” the Company’s Proxy Statement and Annual Report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. The Company will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, the affected stockholder may contact Mr. Thomas J. Sweeney, Corporate Secretary, Patriot Scientific Corporation, 6183 Paseo Del Norte, Suite 180, Carlsbad, CA 92011 or (760) 547-2700. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact Mr. Sweeney as indicated in the preceding sentence.

FINANCIAL AND OTHER AVAILABLE INFORMATION

The Company is subject to the informational and reporting requirements of Section 13 of the Exchange Act and in accordance with those requirements files reports and other information with the SEC. Such reports and other information filed with the SEC are available for inspection and copying at the Public Reference Branch of the SEC, located at Room 1024, 450 Fifth Street N.W., Washington, DC 20549, at prescribed rates. The Company’s filings under the Exchange Act may also be accessed through the SEC’s web site (http://www.sec.gov).

The Company’s Annual Report on Form 10-KSB for the year ended May 31, 2006, including the annual statements, as filed with the SEC under the Exchange Act, constitutes the annual report to stockholders and is being mailed with this Proxy Statement. UPON REQUEST AND PAYMENT OF A REASONABLE FEE TO COVER THE COMPANY’S EXPENSES, THE COMPANY WILL FURNISH ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AS OF THE RECORD DATE, A COPY OF ANY EXHIBIT TO THE FORM 10-KSB FOR THE FISCAL YEAR ENDED MAY 31, 2006. ANY SUCH WRITTEN REQUEST MAY BE ADDRESSED TO THOMAS J. SWEENEY, SECRETARY, PATRIOT SCIENTIFIC CORPORATION, 6183 PASEO DEL NORTE, SUITE 180, CARLSBAD, CA 92011. THE WRITTEN REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY.

OTHER MATTERS

The Board knows of no other matters to be brought before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the proxy holders to vote such proxy in accordance with his or her best judgment.

PROXY – PATRIOT SCIENTIFIC CORPORATION – PROXY
THIS PROXY RELATES TO AN ANNUAL MEETING OF THE SHAREHOLDERS
TO BE HELD APRIL 27, 2007

The undersigned hereby appoints David H. Pohl and Thomas J. Sweeney and each of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Patriot Scientific Corporation (“Company”) to be held at 10 a.m. (Pacific Time) at The La Costa Resort & Spa, Poinsettia II & III ballrooms (Conference Center), 2100 Costa Del Mar Road, Carlsbad, California 92009 on April 27, 2007, and any postponements and adjournments thereof, as follows:

1.

PROPOSAL TO RATIFY KMJ │CORBIN & COMPANY AS INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.

ELECTION OF DIRECTORS. To elect the following named persons as directors of the Company to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified: (i) Helmut Falk, Jr., (ii) Gloria H. Felcyn, (iii) Carlton M. Johnson Jr., (iv) David H. Pohl, and (v) James L. Turley

☐ FOR all nominees listed above (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY (do not vote for any of the nominees listed above)

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name on the line)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

I understand that I may revoke this proxy only by, at any time before it is exercised, delivering a written notice of revocation to Mr. Thomas J. Sweeney, Secretary of the Company, at the below address, or by submitting a duly executed proxy bearing a later date, or by attending the annual meeting and, having notified the Secretary in writing of revocation, voting in person.

Dated:

, 2007

(Signature)

(Signature if jointly held)

(Printed name(s))

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR THE PROPOSALS NOTED AND, AS TO ANY OTHER BUSINESS CONSIDERED AT THE ANNUAL MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

PATRIOT SCIENTIFIC CORPORATION, CARLSBAD CORPORATE PLAZA, 6183 PASEO DEL NORTE, SUITE 180, CARLSBAD, CALIFORNIA 92011 – (760) 547-2700